Exhibit 23.2

NOTICE REGARDING ARTHUR ANDERSEN LLP

Arthur Andersen LLP were the independent auditors for Concerto Software, Inc. until June 28, 2002. After reasonable efforts, Concerto Software, Inc. was unable to obtain from Arthur Andersen LLP the consent required for the incorporation by reference of their report on Concerto Software, Inc.’s consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2001, included in Concerto Software, Inc.’s Form 10-K for the year ended December 31, 2002. Accordingly, pursuant to and in reliance upon Rule 437a of the Securities Act of 1933, Concerto Software, Inc. is permitted to dispense with the requirement to file their consent. Because Arthur Andersen LLP have not consented to the incorporation by reference of their report, investors may not be able to recover damages against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are included in the Form 10-K for the year ended December 31, 2002 or any omissions to state a material fact required to be stated therein.